Exhibit 99.1

For further information:

Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Jeanette O'Loughlin
312-564-6076
joloughlin@theprivatebank.com

PrivateBancorp Reports Third Quarter 2014 Earnings
Earnings per share of $0.51 for third quarter 2014, up 21 percent from the third quarter 2013 driven by client loan growth

CHICAGO, October 16, 2014 - PrivateBancorp, Inc. (NASDAQ: PVTB) today reported net income of $40.5 million, or $0.51 per diluted share, for the third quarter 2014, compared to $33.1 million, or $0.42 per diluted share, for the third quarter 2013, and $40.8 million, or $0.52 per diluted share, for the second quarter 2014. For the nine months ended September 30, 2014, the Company reported net income of $115.9 million, or $1.47 per diluted share, compared to $89.2 million, or $1.14 per diluted share, for the nine months ended September 30, 2013.

“Our success in building quality client relationships drove net income of $40.5 million, a 23 percent increase over the same period last year," said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. "Loans increased 11 percent year-over-year and by $410 million from the previous quarter. Revenue growth on higher average loan balances, along with lower credit costs, led to an 11 percent increase in operating profit from third quarter 2013.

“Our performance over the last several years shows the strength of our commercial banking business and our ability to consistently grow loans and deposits over the long term,” Richman continued. “I believe we are well positioned to complete a strong year as we continue to build relationships and do more for existing and new clients.”

Third Quarter 2014 Highlights

•	Operating profit was $70.4 million, up 11 percent from the third quarter 2013 and 4 percent from the second quarter 2014, driven by higher revenues from continued growth in earning assets.

•
Total loans increased to $11.5 billion, up 11 percent from a year ago and 4 percent from June 30, 2014, primarily driven by growth in commercial and industrial loans. Average loans grew $1.1 billion from the third quarter 2013 and $353.6 million from the second quarter 2014.

•	Total deposits grew to $12.8 billion, up 9 percent from September 30, 2013, and 5 percent from June 30, 2014, driven primarily by growth in interest-bearing demand deposits and money market accounts.

•
Net interest margin was 3.23 percent, compared to 3.18 percent for the third quarter 2013 and 3.21 percent for the second quarter 2014. Higher loan fees more than offset continued competitive pressures on loan pricing and higher average deposit costs.

•
Provision for loan and covered loan losses was $3.9 million, compared to $8.1 million for the third quarter 2013 and $327,000 for the second quarter 2014. A $2.0 million provision for loan losses was offset by $1.7 million of covered loan recoveries for the second quarter 2014.

•	Return on average common equity was 11.3 percent and return on average assets was 1.09 percent for the third quarter 2014.

Operating Performance

Net interest income was $116.8 million in the third quarter 2014, an increase of 10 percent compared to the third quarter 2013, and 4 percent compared to the second quarter 2014, primarily due to higher average loan balances. Average loans increased 11 percent from the third quarter 2013 and 3 percent from the second quarter 2014. Higher rates paid on longer duration brokered time deposits added during the third quarter 2014 contributed to a slight increase in deposit costs. Compared to the third quarter 2013, interest expense on long-term debt declined 14 percent, largely reflecting the prepayment of a subordinated debt facility in the fourth quarter 2013. Net interest margin was 3.23 percent in the third quarter 2014, compared to 3.21 percent in the second quarter 2014 and 3.18 percent in the third quarter 2013. On a sequential basis, loan yields were up two basis points, as higher loan fees more than offset the impact of competitive pricing pressures.

Noninterest income was $30.7 million in the third quarter 2014, up $2.9 million compared to the third quarter 2013 and up slightly compared to the second quarter 2014. Syndication fees were $6.8 million, up $2.5 million compared to the third quarter 2013 and $1.4 million compared to the second quarter 2014, driven by strong loan originations and sales volume. The level of syndication activity may vary from quarter to quarter with syndication fees for third quarter 2014 a record amount. Capital markets revenue of $3.3 million was down from $3.9 million for the third quarter 2013 and $5.0 million for the second quarter 2014, as the prior quarter had a higher level of foreign exchange-related transactions. The demand for interest rate derivatives continues to be impacted by expectations for the low rate environment.

Treasury management fees grew to $6.9 million in the third quarter 2014, up 12 percent from the third quarter 2013 and 4 percent from the second quarter 2014, largely due to new treasury management relationships. Asset management revenue was $4.2 million in the third quarter 2014, compared to $4.6 million for the third quarter 2013 and $4.4 million for the second quarter 2014. Assets under management and administration were $6.5 billion as of September 30, 2014, compared to $5.6 billion a year ago and $6.4 billion at June 30, 2014.

Expenses

Noninterest expense of $77.8 million was $6.6 million higher than the third quarter 2013 and up slightly compared to the second quarter 2014. The efficiency ratio was 52.5 percent for the third quarter 2014, compared to 53.0 percent for the third quarter 2013 and 52.6 percent for the second quarter 2014.

Salary and employee benefits expense was up 12 percent compared to the third quarter 2013 and 5 percent compared to the second quarter 2014, driven primarily by increased incentive compensation accruals tied to improved performance. Net foreclosed property expense declined 63 percent compared to the third quarter 2013 and 41 percent compared to the second quarter 2014, primarily reflecting a lower amount of writedowns on foreclosed property (OREO). Other expenses increased $1.7 million from the third quarter 2013 and $1.0 million from the second quarter 2014, primarily related to changes in the provision for unfunded commitments. The provision for unfunded commitments was up $1.8 million from the third quarter 2013 and $820,000 from the second quarter 2014.

Credit Quality

Nonperforming assets declined to 0.60 percent of total assets at September 30, 2014, compared to 1.07 percent at September 30, 2013, and 0.66 percent at June 30, 2014. At September 30, 2014, nonperforming loans were $73.4 million, down 35 percent from September 30, 2013, and 4 percent from June 30, 2014. OREO of $17.3 million at September 30, 2014, declined 51 percent from September 30, 2013, and 13 percent from June 30, 2014.

The allowance for loan losses as a percentage of total loans was 1.30 percent at September 30, 2014, compared to 1.32 percent at June 30, 2014. The provision for loan losses was $3.7 million for the third quarter 2014 compared to $2.0 million for the second quarter 2014. Net charge-offs declined to $88,000 from $2.3 million for the second quarter 2014, as charge-off levels remained low at $1.8 million for the third quarter 2014 compared to $4.7 million for the prior quarter. General allocated reserves increased 3 percent on a sequential basis, reflecting loan growth and changes in the performing loan portfolio.

Credit quality results exclude covered assets acquired through an FDIC-assisted transaction that are subject to a loss sharing agreement.

Balance Sheet

Total assets were $15.2 billion at September 30, 2014, up compared to $13.9 billion at September 30, 2013, and $14.6 billion at June 30, 2014. Total loans of $11.5 billion were $1.1 billion, or 11 percent, higher than September 30, 2013, and grew $410.6 million, or 4 percent, from the previous quarter end. Revolver usage was relatively flat on a sequential basis. At September 30, 2014, total commercial loans comprised 68 percent of total loans, up from 67 percent a year ago, and total commercial real estate and construction loans comprised 26 percent of total loans, down slightly from 27 percent at September 30, 2013. The Company's investment securities portfolio was $2.6 billion at September 30, 2014, up 3 percent from September 30, 2013, and consistent with June 30, 2014.

Total liabilities were $13.8 billion at September 30, 2014, up compared to $12.6 billion at September 30, 2013, and $13.2 billion compared to June 30, 2014. Total deposits were $12.8 billion at September 30, 2014, an increase of $1.0 billion, or 9 percent, from September 30, 2013, and $613.0 million, or 5 percent, from June 30, 2014. On a sequential basis, higher interest-bearing demand deposits and money market accounts drove much of the growth. The deposit balances of our commercial clients may fluctuate depending on their cash management and liquidity needs. Noninterest bearing demand deposits comprised 26 percent of total deposits at September 30, 2014, comparable to September 30, 2013, and 28 percent at June 30, 2014. At September 30, 2014, the loan-to-deposit ratio was 90 percent, compared to 88 percent as of September 30, 2013, and 91 percent as of June 30, 2014.

As of September 30, 2014, approximately $40 million in loans and $129 million in deposits related to retail and small business clients of the Norcross, Ga., branch were considered held-for-sale. The sale is expected to result in an estimated gain of approximately $0.03 to $0.04 per share to be recognized upon closing of the transaction, which is anticipated to be during the fourth quarter 2014.

Capital

As of September 30, 2014, the total risk-based capital ratio was 13.18 percent, the Tier 1 risk-based capital ratio was 11.12 percent, and the leverage ratio was 10.70 percent. The Tier 1 common capital ratio was 9.38 percent (excluding the effect of the final Basel III capital rules that go into effect January 2015) and the tangible common equity ratio was 8.84 percent at the end of the third quarter 2014.

On October 8, 2014, the Company completed the redemption of $75.0 million of its total 10.00% trust preferred securities, which are considered Tier 1 capital. The redemption payment was funded out of available cash.

Quarterly Conference Call and Webcast Presentation

PrivateBancorp will host a conference call Thursday, October 16, 2014, at 10 a.m. CDT. The call may be accessed by telephone at (888) 782-9127 (U.S. and Canada) or (706) 634-5643 (International) and entering passcode #8224503. A live webcast of the call can be accessed on the Company website at: investor.theprivatebank.com or by visiting the Investor Relations tab under the About Us section. A rebroadcast will be available beginning approximately two hours after the call until midnight October 31, 2014, by calling (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (International) and entering passcode #8224503.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiaries, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities we serve. As of September 30, 2014, the Company had 34 offices in 10 states and $15.2 billion in assets. The Company’s website is www.theprivatebank.com.

Forward-Looking Statements

Statements made in this press release that are not historical facts may constitute forward-looking statements within the meaning of federal securities laws. Our ability to predict results or the actual effects of future plans, strategies or events is inherently uncertain. Factors which could cause actual results to differ from those reflected in forward-looking statements include:

•	continued uncertainty regarding U.S. and global economic outlook that may impact market conditions or affect demand for certain banking products and services;

•	unanticipated developments in pending or prospective loan transactions or greater than expected paydowns or payoffs of existing loans;

•	unanticipated changes in interest rates;

•	competitive pressures in the financial services industry that may affect the pricing of the Company’s loan and deposit products as well as its services;

•
unforeseen credit quality problems or changing economic conditions that could result in charge-offs greater than we have anticipated in our allowance for loan losses or changes in value of our investments;

•	lack of sufficient or cost-effective sources of liquidity or funding as and when needed;

•	loss of key personnel or an inability to recruit and retain appropriate talent;

•	greater than anticipated costs associated with compliance or regulatory burdens, or investments in technology or other infrastructure enhancements; or

•	failures or disruptions to our data processing or other information or operational systems, including the potential impact of disruptions or breaches at our third party service providers.

These factors should be considered in evaluating forward-looking statements and undue reliance should not be placed on our forward-looking statements. Readers should also consider the risks, assumptions and uncertainties set forth in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2013, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as well as those set forth in our subsequent periodic and current reports filed with the SEC. Forward-looking statements speak only as of the date they are made and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under the federal securities laws.

Non-U.S. GAAP Financial Measures

This press release contains both financial measures based on accounting principles generally accepted in the United States (U.S. GAAP) and non-U.S. GAAP based financial measures. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry. If non-U.S. GAAP financial measures are used, the comparable U.S. GAAP financial measure, as well as the reconciliation to the comparable U.S. GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with U.S. GAAP, nor are they necessarily comparable to non-U.S. GAAP performance measures that may be presented by other companies.

Editor's Note: Financial highlights attached. Full financial supplement available on the Company's website at investor.theprivatebank.com.

Consolidated Income Statements
(Amounts in thousands, except per share data)
(Unaudited)
	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Interest Income
Loans, including fees	$119,211	$108,912	$343,106	$323,106
Federal funds sold and interest-bearing deposits in banks	142	111	423	431
Securities:
Taxable	13,370	12,931	40,250	38,272
Exempt from Federal income taxes	1,529	1,562	4,490	4,596
Other interest income	48	61	140	213
Total interest income	134,300	123,577	388,409	366,618
Interest Expense
Interest-bearing demand deposits	918	1,032	2,702	3,181
Savings deposits and money market accounts	4,173	3,895	12,234	12,181
Time and brokered time deposits	5,723	5,014	15,563	15,099
Short-term and secured borrowings	158	161	495	689
Long-term debt	6,570	7,640	19,554	22,861
Total interest expense	17,542	17,742	50,548	54,011
Net interest income	116,758	105,835	337,861	312,607
Provision for loan and covered loan losses	3,890	8,120	7,924	27,320
Net interest income after provision for loan and covered loan losses	112,868	97,715	329,937	285,287
Non-interest Income
Asset management	4,240	4,570	13,027	13,764
Mortgage banking	2,904	2,946	7,162	10,314
Capital markets products	3,253	3,921	12,342	15,008
Treasury management	6,935	6,214	20,210	18,347
Loan, letter of credit and commitment fees	4,970	4,384	14,410	12,743
Syndication fees	6,818	4,322	15,571	11,294
Deposit service charges and fees and other income	1,546	1,298	3,912	4,885
Net securities gains	3	118	530	895
Total non-interest income	30,669	27,773	87,164	87,250
Non-interest Expense
Salaries and employee benefits	46,421	41,360	135,446	124,354
Net occupancy expense	7,807	7,558	23,311	22,479
Technology and related costs	3,362	3,343	9,850	10,283
Marketing	3,752	2,986	9,754	8,998
Professional services	2,626	2,465	8,290	6,146
Outsourced servicing costs	1,736	1,607	5,050	5,205
Net foreclosed property expenses	1,631	4,396	7,225	16,594
Postage, telephone, and delivery	839	852	2,591	2,676
Insurance	3,077	2,590	8,996	7,933
Loan and collection expense	2,099	1,345	4,728	6,402
Other expenses	4,486	2,767	13,810	16,417
Total non-interest expense	77,836	71,269	229,051	227,487
Income before income taxes	65,701	54,219	188,050	145,050
Income tax provision	25,174	21,161	72,194	55,807
Net income available to common stockholders	$40,527	$33,058	$115,856	$89,243
Per Common Share Data
Basic earnings per share	$0.52	$0.42	$1.48	$1.15
Diluted earnings per share	$0.51	$0.42	$1.47	$1.14
Cash dividends declared	$0.01	$0.01	$0.03	$0.03
Weighted-average common shares outstanding	77,110	76,494	76,951	76,352
Weighted-average diluted common shares outstanding	77,934	76,819	77,721	76,537

Consolidated Income Statements
(Amounts in thousands, except per share data)
(Unaudited)
	3Q14	2Q14	1Q14	4Q13	3Q13
Interest Income
Loans, including fees	$119,211	$113,696	$110,199	$110,723	$108,912
Federal funds sold and interest-bearing deposits in banks	142	139	142	221	111
Securities:
Taxable	13,370	13,625	13,255	13,038	12,931
Exempt from Federal income taxes	1,529	1,432	1,529	1,604	1,562
Other interest income	48	59	33	34	61
Total interest income	134,300	128,951	125,158	125,620	123,577
Interest Expense
Interest-bearing demand deposits	918	842	942	1,021	1,032
Savings deposits and money market accounts	4,173	4,087	3,974	4,169	3,895
Time and brokered time deposits	5,723	5,034	4,806	5,062	5,014
Short-term and secured borrowings	158	141	196	161	161
Long-term debt	6,570	6,496	6,488	6,751	7,640
Total interest expense	17,542	16,600	16,406	17,164	17,742
Net interest income	116,758	112,351	108,752	108,456	105,835
Provision for loan and covered loan losses	3,890	327	3,707	4,476	8,120
Net interest income after provision for loan and covered loan losses	112,868	112,024	105,045	103,980	97,715
Non-interest Income
Asset management	4,240	4,440	4,347	4,613	4,570
Mortgage banking	2,904	2,626	1,632	1,858	2,946
Capital markets products	3,253	5,006	4,083	5,720	3,921
Treasury management	6,935	6,676	6,599	6,321	6,214
Loan, letter of credit and commitment fees	4,970	4,806	4,634	4,474	4,384
Syndication fees	6,818	5,440	3,313	2,153	4,322
Deposit service charges and fees and other income	1,546	1,069	1,297	1,322	1,298
Net securities gains	3	196	331	279	118
Total non-interest income	30,669	30,259	26,236	26,740	27,773
Non-interest Expense
Salaries and employee benefits	46,421	44,405	44,620	42,575	41,360
Net occupancy expense	7,807	7,728	7,776	7,548	7,558
Technology and related costs	3,362	3,205	3,283	3,443	3,343
Marketing	3,752	3,589	2,413	3,592	2,986
Professional services	2,626	2,905	2,759	2,393	2,465
Outsourced servicing costs	1,736	1,850	1,464	1,612	1,607
Net foreclosed property expenses	1,631	2,771	2,823	3,600	4,396
Postage, telephone, and delivery	839	927	825	845	852
Insurance	3,077	3,016	2,903	2,934	2,590
Loan and collection expense	2,099	1,573	1,056	2,351	1,345
Other expenses	4,486	3,496	5,828	4,934	2,767
Total non-interest expense	77,836	75,465	75,750	75,827	71,269
Income before income taxes	65,701	66,818	55,531	54,893	54,219
Income tax provision	25,174	25,994	21,026	21,187	21,161
Net income available to common stockholders	$40,527	$40,824	$34,505	$33,706	$33,058
Per Common Share Data
Basic earnings per share	$0.52	$0.52	$0.44	$0.43	$0.42
Diluted earnings per share	$0.51	$0.52	$0.44	$0.43	$0.42
Cash dividends declared	$0.01	$0.01	$0.01	$0.01	$0.01
Weighted-average common shares outstanding	77,110	77,062	76,675	76,533	76,494
Weighted-average diluted common shares outstanding	77,934	77,806	77,417	76,967	76,819

Consolidated Balance Sheets
(Dollars in thousands)
	9/30/14	6/30/14	3/31/14	12/31/13	9/30/13
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$181,248	$247,048	$233,685	$133,518	$247,460
Federal funds sold and interest-bearing deposits in banks	416,071	160,349	117,446	306,544	180,608
Loans held-for-sale	57,748	80,724	26,262	26,816	27,644
Securities available-for-sale, at fair value	1,541,754	1,527,747	1,577,406	1,602,476	1,611,022
Securities held-to-maturity, at amortized cost	1,072,002	1,066,216	1,023,214	921,436	931,342
Federal Home Loan Bank ("FHLB") stock	28,666	28,666	30,005	30,005	34,063
Loans – excluding covered assets, net of unearned fees	11,547,587	11,136,942	10,924,985	10,644,021	10,409,443
Allowance for loan losses	(150,135)	(146,491)	(146,768)	(143,109)	(145,513)
Loans, net of allowance for loan losses and unearned fees	11,397,452	10,990,451	10,778,217	10,500,912	10,263,930
Covered assets	65,482	81,047	94,349	112,746	140,083
Allowance for covered loan losses	(4,485)	(14,375)	(16,571)	(16,511)	(21,653)
Covered assets, net of allowance for covered loan losses	60,997	66,672	77,778	96,235	118,430
Other real estate owned, excluding covered assets	17,293	19,823	23,565	28,548	35,310
Premises, furniture, and equipment, net	39,611	40,088	39,556	39,704	36,445
Accrued interest receivable	39,701	36,568	39,273	37,004	35,758
Investment in bank owned life insurance	54,849	54,500	54,184	53,865	53,539
Goodwill	94,041	94,041	94,041	94,041	94,484
Other intangible assets	6,627	7,381	8,136	8,892	10,486
Derivative assets	34,896	47,012	44,528	48,422	57,771
Other assets	147,512	135,118	137,486	157,328	130,848
Total assets	$15,190,468	$14,602,404	$14,304,782	$14,085,746	$13,869,140
Liabilities
Demand deposits:
Noninterest-bearing	$3,342,862	$3,387,424	$3,103,736	$3,172,676	$3,106,986
Interest-bearing	1,433,429	1,230,681	1,466,095	1,470,856	1,183,471
Savings deposits and money market accounts	5,368,866	5,033,247	4,786,398	4,799,561	4,778,057
Time deposits	1,342,765	1,299,616	1,320,466	1,336,522	1,333,232
Brokered time deposits	1,361,282	1,285,233	1,209,466	1,234,026	1,430,810
Total deposits	12,849,204	12,236,201	11,886,161	12,013,641	11,832,556
Deposits held-for-sale	128,508	—	—	—	—
Short-term and secured borrowings	6,563	235,319	333,400	8,400	131,400
Long-term debt	656,793	626,793	627,793	627,793	499,793
Accrued interest payable	6,987	6,282	6,251	6,326	6,042
Derivative liabilities	27,976	35,402	40,522	48,890	55,933
Other liabilities	79,128	64,586	67,409	78,792	69,728
Total liabilities	13,755,159	13,204,583	12,961,536	12,783,842	12,595,452
Equity
Common stock:
Voting	76,858	75,526	75,428	75,240	75,240
Nonvoting	285	1,585	1,585	1,585	1,585
Treasury stock	(6)	(945)	(1,697)	(6,415)	(7,303)
Additional paid-in capital	1,028,813	1,024,869	1,021,436	1,022,023	1,019,143
Retained earnings	313,123	273,380	233,347	199,627	166,700
Accumulated other comprehensive income, net of tax	16,236	23,406	13,147	9,844	18,323
Total equity	1,435,309	1,397,821	1,343,246	1,301,904	1,273,688
Total liabilities and equity	$15,190,468	$14,602,404	$14,304,782	$14,085,746	$13,869,140
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

Selected Financial Data
(Amounts in thousands, except per share data)
(Unaudited)
	3Q14		2Q14		1Q14		4Q13		3Q13
Selected Statement of Income Data:
Net interest income	$116,758		$112,351		$108,752		$108,456		$105,835
Net revenue (1)(2)	$148,238		$143,354		$135,788		$136,036		$134,426
Operating profit (1)(2)	$70,402		$67,889		$60,038		$60,209		$63,157
Provision for loan and covered loan losses	$3,890		$327		$3,707		$4,476		$8,120
Income before income taxes	$65,701		$66,818		$55,531		$54,893		$54,219
Net income available to common stockholders	$40,527		$40,824		$34,505		$33,706		$33,058
Per Common Share Data:
Basic earnings per share	$0.52		$0.52		$0.44		$0.43		$0.42
Diluted earnings per share	$0.51		$0.52		$0.44		$0.43		$0.42
Dividends declared	$0.01		$0.01		$0.01		$0.01		$0.01
Book value (period end) (1)	$18.37		$17.90		$17.21		$16.75		$16.40
Tangible book value (period end) (1)(2)	$17.08		$16.61		$15.90		$15.43		$15.05
Market value (period end)	$29.91		$29.06		$30.51		$28.93		$21.40
Book value multiple (period end)	1.63	x	1.62	x	1.77	x	1.73	x	1.31	x
Share Data:
Weighted-average common shares outstanding	77,110		77,062		76,675		76,533		76,494
Weighted-average diluted common shares outstanding	77,934		77,806		77,417		76,967		76,819
Common shares issued (period end)	78,121		78,101		78,108		77,982		77,993
Common shares outstanding (period end)	78,121		78,069		78,049		77,708		77,680
Performance Ratio:
Return on average common equity	11.27%		11.88%		10.48%		10.28%		10.43%
Return on average assets	1.09%		1.14%		1.00%		0.96%		0.96%
Return on average tangible common equity (1)(2)	12.27%		12.97%		11.50%		11.33%		11.55%
Net interest margin (1)(2)	3.23%		3.21%		3.23%		3.18%		3.18%
Fee revenue as a percent of total revenue (1)	20.80%		21.11%		19.24%		19.61%		20.72%
Non-interest income to average assets	0.83%		0.84%		0.76%		0.76%		0.81%
Non-interest expense to average assets	2.09%		2.10%		2.19%		2.16%		2.07%
Net overhead ratio (1)	1.27%		1.26%		1.43%		1.40%		1.26%
Efficiency ratio (1)(2)	52.51%		52.64%		55.79%		55.74%		53.02%
Balance Sheet Ratios:
Loans to deposits (period end) (3)	89.87%		91.02%		91.91%		88.60%		87.97%
Average interest-earning assets to average interest-bearing liabilities	145.51%		143.72%		143.43%		144.87%		140.72%
Capital Ratios (period end):
Total risk-based capital (1)	13.18%		13.41%		13.39%		13.30%		13.48%
Tier 1 risk-based capital (1)	11.12%		11.24%		11.19%		11.08%		11.05%
Tier 1 leverage ratio (1)	10.70%		10.63%		10.60%		10.37%		10.32%
Tier 1 common equity to risk-weighted assets (1)(2)(4)	9.38%		9.42%		9.33%		9.19%		9.11%
Tangible common equity to tangible assets (1)(2)	8.84%		8.94%		8.74%		8.57%		8.49%
Total equity to total assets	9.45%		9.57%		9.39%		9.24%		9.18%

(1)	Refer to Glossary of Terms for definition.

(2)	This is a non-U.S. GAAP financial measure. Refer to "Non-U.S. GAAP Financial Measures" for a reconciliation from non-U.S. GAAP to U.S. GAAP.

(3)	Excludes covered assets. Refer to Glossary of Terms for definition.

(4)
For purposes of our presentation, we calculate this ratio under currently effective requirements and without giving effect to the final Basel III capital rules adopted and issued by the Federal Reserve Board in July 2013, which are effective January 1, 2014 with compliance required January 1, 2015.

Selected Financial Data (continued)
(Dollars in thousands)
(Unaudited)

	3Q14	2Q14	1Q14	4Q13	3Q13
Additional Selected Information:
Decrease (increase) credit valuation adjustment on capital markets derivatives (1)	$486	$(250)	$(66)	$619	$(521)
Salaries and employee benefits:
Salaries and wages	$26,178	$25,671	$24,973	$23,971	$23,639
Share-based costs	3,872	3,892	3,685	3,316	3,261
Incentive compensation and commissions	12,294	10,493	8,244	11,711	10,753
Payroll taxes, insurance and retirement costs	4,077	4,349	7,718	3,577	3,707
Total salaries and employee benefits	$46,421	$44,405	$44,620	$42,575	$41,360

Provision (release) for unfunded commitments	$481	$(339)	$496	$1,019	$(1,346)

Assets under management and administration (AUMA) (1)	$6,478,845	$6,361,560	$6,036,381	$5,731,980	$5,570,614
Custody assets included in AUMA	$3,085,861	$2,928,116	$2,663,502	$2,506,291	$2,427,093

Basic and Diluted Earnings per Common Share
(Amounts in thousands, except per share data)

	3Q14	2Q14	1Q14	4Q13	3Q13
Basic earnings per common share
Net income	$40,527	$40,824	$34,505	$33,706	$33,058
Net income allocated to participating stockholders (2)	(515)	(519)	(613)	(664)	(655)
Net income allocated to common stockholders	$40,012	$40,305	$33,892	$33,042	$32,403
Weighted-average common shares outstanding	77,110	77,062	76,675	76,533	76,494
Basic earnings per common share	$0.52	$0.52	$0.44	$0.43	$0.42
Diluted earnings per common share
Diluted earnings applicable to common stockholders (3)	$40,017	$40,308	$33,897	$33,046	$32,406
Weighted-average diluted common shares outstanding:
Weighted-average common shares outstanding	77,110	77,062	76,675	76,533	76,494
Dilutive effect of stock awards	824	744	742	434	325
Weighted-average diluted common shares outstanding	$77,934	$77,806	$77,417	$76,967	$76,819
Diluted earnings per common share	$0.51	$0.52	$0.44	$0.43	$0.42

(1)	Refer to Glossary of Terms for definition.

(2)
Participating stockholders are those that hold certain share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents. Such shares or units are considered participating securities (i.e., the Company’s deferred stock units and certain restricted stock units and nonvested restricted stock awards).

(3)
Earnings allocated to common stockholders for basic and diluted earnings per share may differ under the two-class method as a result of adding common stock equivalents for options to dilutive shares outstanding, which alters the ratio used to allocate earnings to common stockholders and participating securities for the purposes of calculating diluted earnings per share.

Loan Composition (excluding covered assets (1))
(Dollars in thousands)

	9/30/14	% of Total	6/30/14	% of Total	3/31/14	% of Total	12/31/13	% of Total	9/30/13	% of Total
	(Unaudited)		(Unaudited)		(Unaudited)		(Audited)		(Unaudited)
Commercial and industrial	$6,112,715	53%	$5,871,425	53%	$5,652,008	52%	$5,457,574	51%	$5,384,222	52%
Commercial - owner-occupied CRE	1,792,686	15%	1,699,861	15%	1,744,940	16%	1,674,260	16%	1,604,470	15%
Total commercial	7,905,401	68%	7,571,286	68%	7,396,948	68%	7,131,834	67%	6,988,692	67%
Commercial real estate	2,103,378	18%	1,985,273	18%	1,974,534	18%	1,987,307	19%	1,914,725	18%
Commercial real estate - multi-family	546,641	5%	533,854	5%	524,872	5%	513,194	5%	573,371	6%
Total commercial real estate	2,650,019	23%	2,519,127	23%	2,499,406	23%	2,500,501	24%	2,488,096	24%
Construction	307,066	3%	360,313	3%	335,476	3%	293,387	3%	237,440	3%
Residential real estate	343,573	3%	337,329	3%	337,832	3%	341,868	3%	346,619	3%
Home equity	141,159	1%	144,081	1%	147,574	1%	149,732	1%	148,058	1%
Personal	200,369	2%	204,806	2%	207,749	2%	226,699	2%	200,538	2%
Total loans	$11,547,587	100%	$11,136,942	100%	$10,924,985	100%	$10,644,021	100%	$10,409,443	100%

(1)	Refer to Glossary of Terms for definition.

Commercial Loans Composition by Industry Segment (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
(Classified pursuant to the North American Industrial Classification System standard industry descriptions and represents our client's primary business activity)
	September 30, 2014		June 30, 2014		December 31, 2013
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Manufacturing	$1,761,121	22%	$1,712,112	23%	$1,583,679	22%
Healthcare	1,848,662	23%	1,740,045	23%	1,653,596	23%
Wholesale trade	714,170	9%	702,216	9%	695,049	10%
Finance and insurance	783,309	10%	690,722	9%	643,119	9%
Real estate, rental and leasing	504,957	7%	491,788	6%	444,210	6%
Professional, scientific and technical services	457,200	6%	492,476	7%	454,373	7%
Administrative, support, waste management and remediation services	504,842	7%	465,097	6%	449,777	6%
Architecture, engineering and construction	270,073	3%	271,055	4%	249,444	4%
Retail	254,188	3%	240,950	3%	223,541	3%
All other (2)	806,879	10%	764,825	10%	735,046	10%
Total commercial (3)	$7,905,401	100%	$7,571,286	100%	$7,131,834	100%

Commercial Real Estate and Construction Loan Portfolio by Collateral Type
(Unaudited)
	September 30, 2014		June 30, 2014		December 31, 2013
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial Real Estate Portfolio
Land	$175,311	6%	$171,588	7%	$216,176	9%
Residential 1-4 family	80,960	3%	90,634	4%	103,568	4%
Multi-family	546,641	21%	533,854	21%	513,194	20%
Industrial/warehouse	250,481	9%	278,681	11%	271,230	11%
Office	521,921	20%	476,380	19%	470,790	19%
Retail	600,782	23%	539,602	21%	490,955	19%
Healthcare	184,254	7%	143,466	6%	167,226	7%
Mixed use/other	289,669	11%	284,922	11%	267,362	11%
Total commercial real estate	$2,650,019	100%	$2,519,127	100%	$2,500,501	100%
Construction Portfolio
Residential 1-4 family	$24,967	8%	$24,541	7%	$20,960	7%
Multi-family	81,163	26%	83,797	23%	58,131	20%
Industrial/warehouse	25,772	8%	26,210	7%	29,343	10%
Office	19,024	6%	14,531	4%	20,596	7%
Retail	97,784	32%	88,376	25%	83,640	28%
Healthcare	15,880	5%	78,226	22%	43,506	15%
Mixed use/other	42,476	15%	44,632	12%	37,211	13%
Total construction	$307,066	100%	$360,313	100%	$293,387	100%

(1)	Refer to Glossary of Terms for definition.

(2)	All other consists of numerous smaller balances across a variety of industries with no category greater than 3%.

(3)	Includes owner-occupied commercial real estate of $1.8 billion at September 30, 2014, and $1.7 billion at June 30, 2014 and December 31, 2013, respectively.

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	3Q14	2Q14	1Q14	4Q13	3Q13
Credit Quality Key Ratios
Net charge-offs (recoveries) (annualized) to average loans	*	0.08%	-0.01%	0.28%	0.40%
Nonperforming loans to total loans	0.64%	0.69%	0.86%	0.89%	1.09%
Nonperforming loans to total assets	0.48%	0.52%	0.66%	0.67%	0.82%
Nonperforming assets to total assets	0.60%	0.66%	0.82%	0.87%	1.07%
Allowance for loan losses to:
Total loans	1.30%	1.32%	1.34%	1.34%	1.40%
Nonperforming loans	204%	191%	156%	152%	128%
Nonperforming assets
Loans past due 90 days and accruing	$—	$—	$—	$—	$—
Nonaccrual loans	73,429	76,589	93,827	94,238	113,286
OREO	17,293	19,823	23,565	28,548	35,310
Total nonperforming assets	$90,722	$96,412	$117,392	$122,786	$148,596
Restructured loans accruing interest	$22,136	$32,982	$26,462	$20,176	$32,343
Loans past due and still accruing
30-59 days	$711	$3,566	$4,296	$7,854	$3,602
60-89 days	2,746	117	8,792	1,016	3,000
Total loans past due and still accruing	$3,457	$3,683	$13,088	$8,870	$6,602
Special mention loans	$76,611	$119,878	$87,329	$71,257	$67,518
Potential problem loans	$119,770	$125,033	$106,474	$101,772	$101,324

Nonperforming Loans Rollforward
Beginning balance	$76,589	$93,827	$94,238	$113,286	$121,759
Additions:
New nonaccrual loans	16,767	16,327	14,882	20,082	25,642
Reductions:
Return to performing status	—	—	(119)	(370)	—
Paydowns and payoffs, net of advances	(16,371)	(19,936)	(3,326)	(16,464)	(12,205)
Net sales	(1,053)	(7,875)	(6,327)	(4,438)	(1,119)
Transfer to OREO	(776)	(1,111)	(689)	(6,642)	(1,036)
Transfer to loans held for sale	—	—	—	—	(7,359)
Charge-offs	(1,727)	(4,643)	(4,832)	(11,216)	(12,396)
Total reductions	(19,927)	(33,565)	(15,293)	(39,130)	(34,115)
Balance at end of period	$73,429	$76,589	$93,827	$94,238	$113,286

OREO Rollforward
Beginning balance	$19,823	$23,565	$28,548	$35,310	$57,134
New foreclosed properties	776	1,111	689	6,642	1,036
Valuation adjustments	(1,545)	(2,252)	(1,463)	(3,138)	(5,734)
Disposals:
Sales proceeds	(1,782)	(2,539)	(3,892)	(10,273)	(18,902)
Net gains (loss) on sale	21	(62)	(317)	7	1,776
Balance at end of period	$17,293	$19,823	$23,565	$28,548	$35,310

(1)	Refer to Glossary of Terms for definition.

*	Less than 0.01%.

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)

Credit Quality Indicators
	Special Mention Loans	% of Portfolio Loan Type	Potential Problem Loans	% of Portfolio Loan Type	Non-Performing Loans	% of Portfolio Loan Type	Total Loans
September 30, 2014
Commercial	$69,385	0.9%	$110,703	1.4%	$33,348	0.4%	$7,905,401
Commercial real estate	3,393	0.1%	433	*	19,079	0.7%	2,650,019
Construction	—	—%	—	—%	—	—%	307,066
Residential real estate	2,696	0.8%	6,496	1.9%	9,723	2.8%	343,573
Home equity	977	0.7%	2,100	1.5%	10,735	7.6%	141,159
Personal	160	0.1%	38	*	544	0.3%	200,369
Total	$76,611	0.7%	$119,770	1.0%	$73,429	0.6%	$11,547,587

June 30, 2014
Commercial	$114,165	1.5%	$114,443	1.5%	$34,522	0.5%	$7,571,286
Commercial real estate	773	*	1,924	0.1%	21,953	0.9%	2,519,127
Construction	—	—%	—	—%	—	—%	360,313
Residential real estate	2,778	0.8%	6,661	2.0%	9,337	2.8%	337,329
Home equity	1,939	1.3%	1,990	1.4%	10,197	7.1%	144,081
Personal	223	0.1%	15	*	580	0.3%	204,806
Total	$119,878	1.1%	$125,033	1.1%	$76,589	0.7%	$11,136,942

*	Less than 0.1%.

Nonaccrual loans
	3Q14	2Q14	1Q14	4Q13	3Q13
Nonaccrual loans
Commercial	$33,348	$34,522	$31,074	$24,779	$26,881
Commercial real estate	19,079	21,953	40,928	46,953	62,954
Residential real estate	9,723	9,337	9,354	9,976	11,237
Personal and home equity	11,279	10,777	12,471	12,530	12,214
Total	$73,429	$76,589	$93,827	$94,238	$113,286
Nonaccrual loans as a percent of total loan type:
Commercial	0.4%	0.5%	0.4%	0.4%	0.4%
Commercial real estate	0.7%	0.9%	1.6%	1.9%	2.5%
Residential real estate	2.8%	2.8%	2.8%	2.9%	3.2%
Personal and home equity	3.3%	3.1%	3.5%	3.3%	3.5%
Total	0.6%	0.7%	0.9%	0.9%	1.1%

(1)	Refer to Glossary of Terms for definition.

Nonaccrual Loan Stratification (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)

	$10.0 Million or More	$5.0 to $9.9 Million	$3.0 to $4.9 Million	$1.5 to $2.9 Million	Under $1.5 Million	Total
September 30, 2014
Amount:
Commercial	$10,956	$5,552	$3,756	$5,750	$7,334	$33,348
Commercial real estate	—	—	3,838	3,817	11,424	19,079
Residential real estate	—	—	4,438	—	5,285	9,723
Personal and home equity	—	—	—	—	11,279	11,279
Total	$10,956	$5,552	$12,032	$9,567	$35,322	$73,429

Number of borrowers:
Commercial	1	1	1	3	24	30
Commercial real estate	—	—	1	2	23	26
Residential real estate	—	—	1	—	35	36
Personal and home equity	—	—	—	—	52	52
Total	1	1	3	5	134	144

June 30, 2014
Amount:
Commercial	$12,113	$8,004	$3,059	$4,023	$7,323	$34,522
Commercial real estate	—	5,562	—	4,564	11,827	21,953
Residential real estate	—	—	4,438	—	4,899	9,337
Personal and home equity	—	—	—	—	10,777	10,777
Total	$12,113	$13,566	$7,497	$8,587	$34,826	$76,589

Number of borrowers:
Commercial	1	1	1	2	22	27
Commercial real estate	—	1	—	2	24	27
Residential real estate	—	—	1	—	28	29
Personal and home equity	—	—	—	—	51	51
Total	1	2	2	4	125	134

(1)	Refer to Glossary of Terms for definition.

Foreclosed Real Estate (OREO), excluding covered assets (1)
(Dollars in thousands)
(Unaudited)

OREO Properties by Type

	September 30, 2014			June 30, 2014			December 31, 2013
	Number of Properties	Amount	% of Total	Number of Properties	Amount	% of Total	Number of Properties	Amount	% of Total
Single-family homes	12	$2,306	13%	12	$2,053	10%	12	$3,405	12%
Land parcels	136	9,627	56%	138	10,111	52%	142	12,710	44%
Multi-family	1	299	2%	2	423	2%	1	175	1%
Office/industrial	7	4,710	27%	11	6,365	32%	20	11,301	40%
Retail	1	351	2%	1	871	4%	1	957	3%
Total	157	$17,293	100%	164	$19,823	100%	176	$28,548	100%

(1)	Refer to Glossary of Terms for definition.

Allowance for Loan Losses (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	3Q14	2Q14	1Q14	4Q13	3Q13
Change in allowance for loan losses:
Balance at beginning of period	$146,491	$146,768	$143,109	$145,513	$148,183
Loans charged-off:
Commercial	(227)	(2,142)	(1,487)	(1,536)	(7,285)
Commercial real estate	(1,133)	(2,082)	(2,582)	(7,297)	(1,706)
Construction	(7)	—	—	—	—
Residential real estate	(252)	(180)	(235)	(1,887)	(395)
Home equity	(172)	(268)	(447)	(591)	(2,146)
Personal	(8)	(13)	(130)	(51)	(893)
Total charge-offs	(1,799)	(4,685)	(4,881)	(11,362)	(12,425)
Recoveries on loans previously charged-off:
Commercial	1,145	813	3,662	2,898	1,301
Commercial real estate	356	1,360	688	302	366
Construction	6	9	7	7	7
Residential real estate	9	135	300	4	7
Home equity	67	60	28	80	135
Personal	128	20	406	757	142
Total recoveries	1,711	2,397	5,091	4,048	1,958
Net (charge-offs) recoveries	(88)	(2,288)	210	(7,314)	(10,467)
Provisions charged to operating expenses	3,732	2,011	3,449	4,910	7,797
Balance at end of period	$150,135	$146,491	$146,768	$143,109	$145,513

Allocation of allowance for loan losses:
General allocated reserve:
Commercial	$89,904	$85,213	$81,402	$75,873	$74,734
Commercial real estate	27,164	28,420	28,096	29,826	30,843
Construction	4,029	3,621	3,547	3,338	3,314
Residential real estate	4,515	4,650	4,780	5,143	4,254
Home equity	3,025	3,300	3,226	3,262	2,952
Personal	2,517	2,800	2,950	3,290	2,718
Total allocated	131,154	128,004	124,001	120,732	118,815
Specific reserve	18,981	18,487	22,767	22,377	26,698
Total	$150,135	$146,491	$146,768	$143,109	$145,513

Allocation of reserve by a percent of total allowance for loan losses:
General allocated reserve:
Commercial	59%	59%	56%	53%	52%
Commercial real estate	18%	19%	19%	21%	21%
Construction	3%	2%	2%	2%	2%
Residential real estate	3%	3%	3%	4%	3%
Home equity	2%	2%	2%	2%	2%
Personal	2%	2%	2%	2%	2%
Total allocated	87%	87%	84%	84%	82%
Specific reserve	13%	13%	16%	16%	18%
Total	100%	100%	100%	100%	100%

Allowance for loan losses to:
Total loans	1.30%	1.32%	1.34%	1.34%	1.40%
Nonperforming loans	204%	191%	156%	152%	128%

(1)	Refer to Glossary of Terms for definition.

Deposits (1)
(Dollars in thousands)

	9/30/14	% of Total	6/30/14	% of Total	3/31/14	% of Total	12/31/13	% of Total	9/30/13	% of Total
	(Unaudited)		(Unaudited)		(Unaudited)		(Audited)		(Unaudited)
Noninterest-bearing deposits	$3,342,862	26%	$3,387,424	28%	$3,103,736	26%	$3,172,676	26%	$3,106,986	26%
Interest-bearing demand deposits	1,433,429	11%	1,230,681	10%	1,466,095	12%	1,470,856	12%	1,183,471	10%
Savings deposits	310,850	2%	281,099	2%	288,686	3%	284,482	2%	260,822	2%
Money market accounts	5,058,016	39%	4,752,148	39%	4,497,712	38%	4,515,079	38%	4,517,235	38%
Time deposits	1,342,765	11%	1,299,616	11%	1,320,466	11%	1,336,522	11%	1,333,232	11%
Brokered time deposits:
Client other	100,440	1%	113,104	*	111,601	1%	114,249	1%	127,214	1%
Non-client traditional	663,393	5%	604,688	5%	458,344	4%	408,365	3%	548,429	5%
Client CDARS(2)	597,449	5%	554,575	5%	639,521	5%	711,412	7%	755,167	7%
Non-client CDARS(2)	—	—%	12,866	*	—	—%	—	—%	—	—%
Total brokered time deposits	1,361,282	11%	1,285,233	10%	1,209,466	10%	1,234,026	11%	1,430,810	13%
Total deposits	$12,849,204	100%	$12,236,201	100%	$11,886,161	100%	$12,013,641	100%	$11,832,556	100%
Client deposits(2)	$12,185,811	95%	$11,618,647	95%	$11,427,817	96%	$11,605,276	97%	$11,284,127	95%
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

(1)	Excludes deposits held-for-sale of $128.5 million as of September 30, 2014.

(2)	Refer to Glossary of Terms for definition.

*	Less than 1%.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Quarters Ended
	September 30, 2014			June 30, 2014			September 30, 2013
	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$230,829	$142	0.24%	$225,135	$139	0.24%	$178,213	$111	0.24%
Securities:
Taxable	2,272,066	13,370	2.35%	2,291,837	13,625	2.38%	2,264,991	12,931	2.28%
Tax-exempt (2)	291,172	2,340	3.22%	268,765	2,176	3.24%	254,662	2,380	3.74%
Total securities	2,563,238	15,710	2.45%	2,560,602	15,801	2.47%	2,519,653	15,311	2.43%
FHLB stock	28,666	48	0.65%	28,916	59	0.81%	34,063	61	0.71%
Loans, excluding covered assets:
Commercial	7,751,264	85,516	4.32%	7,485,211	81,366	4.30%	6,834,597	75,429	4.32%
Commercial real estate	2,556,825	23,447	3.59%	2,470,926	22,132	3.54%	2,503,758	23,467	3.67%
Construction	380,876	3,856	3.96%	378,189	3,612	3.78%	224,671	2,304	4.01%
Residential	362,297	3,240	3.58%	348,267	3,221	3.70%	362,708	3,473	3.83%
Personal and home equity	340,163	2,520	2.94%	355,262	2,747	3.10%	362,293	2,938	3.22%
Total loans, excluding covered assets (3)	11,391,425	118,579	4.08%	11,037,855	113,078	4.06%	10,288,027	107,611	4.10%
Covered assets (4)	69,762	632	3.56%	84,246	618	2.91%	134,601	1,301	3.80%
Total interest-earning assets (2)	14,283,920	$135,111	3.72%	13,936,754	$129,695	3.69%	13,154,557	$124,395	3.71%
Cash and due from banks	153,849			148,143			149,953
Allowance for loan and covered loan losses	(156,632)			(164,694)			(177,274)
Other assets	465,897			486,593			525,426
Total assets	$14,747,034			$14,406,796			$13,652,662
Liabilities and Equity (5):
Interest-bearing demand deposits	$1,191,688	$918	0.31%	$1,199,553	$842	0.28%	$1,360,664	$1,032	0.30%
Savings deposits	286,807	215	0.30%	285,501	194	0.27%	251,299	148	0.23%
Money market accounts	4,934,436	3,958	0.32%	4,947,609	3,893	0.32%	4,369,938	3,747	0.34%
Time and brokered time deposits	2,706,474	5,723	0.84%	2,591,585	5,034	0.78%	2,747,502	5,014	0.72%
Total interest-bearing deposits	9,119,405	10,814	0.47%	9,024,248	9,963	0.44%	8,729,403	9,941	0.45%
Short-term and secured borrowings	66,439	158	0.93%	45,363	141	1.23%	118,995	161	0.53%
Long-term debt	630,706	6,570	4.16%	627,716	6,496	4.13%	499,793	7,640	6.08%
Total interest-bearing liabilities	9,816,550	17,542	0.71%	9,697,327	16,600	0.69%	9,348,191	17,742	0.75%
Noninterest-bearing demand deposits	3,381,787			3,202,460			2,899,125
Other liabilities	122,424			128,428			147,805
Equity	1,426,273			1,378,581			1,257,541
Total liabilities and equity	$14,747,034			$14,406,796			$13,652,662
Net interest spread (2)(5)			3.01%			3.00%			2.96%
Contribution of noninterest-bearing sources of funds			0.22%			0.21%			0.22%
Net interest income/margin (2)(5)		117,569	3.23%		113,095	3.21%		106,653	3.18%
Less: tax equivalent adjustment		811			744			818
Net interest income, as reported		$116,758			$112,351			$105,835

(1)	Interest income included $7.7 million, $6.6 million, and $5.9 million in loan fees for the quarter ended September 30, 2014, June 30, 2014 and September 30, 2013, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Includes loans held-for-sale and nonaccrual loans. Average loans on a nonaccrual basis for the recognition of interest income totaled $76.9 million, $86.7 million, and $118.8 million for the quarter ended September 30, 2014, June 30, 2014, and September 30, 2013, respectively. Interest foregone on nonperforming loans was estimated to be approximately $763,000, $836,000 and $1.2 million for the quarter ended September 30, 2014, June 30, 2014, and September 30, 2013, respectively, based on the average loan portfolio yield for the corresponding period.

(4)	Covered interest-earning assets consist of loans acquired through an FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Includes deposits held-for-sale.

(6)	Refer to Glossary of Terms for definition.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Nine Months Ended September 30,
	2014			2013
	Average Balance	Interest (1)	Yield / Rate	Average Balance	Interest (1)	Yield / Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$229,749	$423	0.24%	$231,406	$431	0.25%
Securities:
Taxable	2,267,303	40,250	2.37%	2,174,168	38,272	2.35%
Tax-exempt (2)	275,257	6,845	3.32%	238,470	7,003	3.92%
Total securities	2,542,560	47,095	2.47%	2,412,638	45,275	2.50%
FHLB stock	29,190	140	0.63%	35,472	213	0.79%
Loans, excluding covered assets:
Commercial	7,476,056	245,097	4.32%	6,667,420	220,836	4.37%
Commercial real estate	2,505,395	67,588	3.56%	2,551,924	72,779	3.76%
Construction	358,370	10,545	3.88%	202,782	6,308	4.10%
Residential	353,999	9,819	3.70%	387,924	10,868	3.74%
Personal and home equity	352,512	8,020	3.04%	376,130	9,175	3.26%
Total loans, excluding covered assets (3)	11,046,332	341,069	4.07%	10,186,180	319,966	4.15%
Covered assets (4)	83,188	2,037	3.24%	148,129	3,140	2.81%
Total interest-earning assets (2)	13,931,019	$390,764	3.71%	13,013,825	$369,025	3.75%
Cash and due from banks	149,605			145,633
Allowance for loan and covered loan losses	(162,056)			(182,425)
Other assets	478,740			583,003
Total assets	$14,397,308			$13,560,036
Liabilities and Equity (5):
Interest-bearing demand deposits	$1,227,924	$2,702	0.29%	$1,292,254	$3,181	0.33%
Savings deposits	285,678	605	0.28%	257,428	439	0.23%
Money market accounts	4,848,405	11,629	0.32%	4,439,484	11,742	0.35%
Time and brokered time deposits	2,615,772	15,563	0.80%	2,641,163	15,099	0.76%
Total interest-bearing deposits	8,977,779	30,499	0.45%	8,630,329	30,461	0.47%
Short-term and secured borrowings	51,782	495	1.26%	128,426	689	0.71%
Long-term debt	628,749	19,554	4.13%	499,793	22,861	6.06%
Total interest-bearing liabilities	9,658,310	$50,548	0.70%	9,258,548	$54,011	0.78%
Noninterest-bearing demand deposits	3,229,517			2,906,584
Other liabilities	129,059			149,690
Equity	1,380,422			1,245,214
Total liabilities and equity	$14,397,308			$13,560,036
Net interest spread (2)(5)			3.01%			2.97%
Contribution of noninterest-bearing sources of funds			0.21%			0.22%
Net interest income/margin (2)(5)		340,216	3.22%		315,014	3.19%
Less: tax-equivalent adjustment		2,355			2,407
Net interest income, as reported		$337,861			$312,607

(1)	Interest income included $20.4 million and $17.3 million in loan fees for the nine months ended September 30, 2014 and 2013, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Includes loans held-for-sale and nonaccrual loans. Average loans on a nonaccrual basis for the recognition of interest income totaled $85.6 million and $127.4 million for the nine months ended September 30, 2014 and 2013, respectively. Interest foregone on nonperforming loans was estimated to be approximately $2.5 million and $3.8 million for the nine months ended September 30, 2014 and 2013, respectively, based on the average loan portfolio yield for the corresponding period.

(4)	Covered interest-earning assets consist of loans acquired through an FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Includes deposits held-for-sale.

(6)	Refer to Glossary of Terms for definition.

NON-U.S. GAAP FINANCIAL MEASURES

This press release contains both U.S. GAAP and non-U.S. GAAP based financial measures. These non-U.S. GAAP financial measures include net interest income, net interest margin, net revenue, operating profit, and efficiency ratio all on a fully taxable-equivalent basis, return on average tangible common equity, Tier 1 common equity to risk-weighted assets, tangible common equity to risk-weighted assets, tangible common equity to tangible assets, and tangible book value. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry.

We use net interest income on a taxable-equivalent basis in calculating various performance measures by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments assuming a 35% tax rate. Management believes this measure to be the preferred industry measurement of net interest income as it enhances comparability to net interest income arising from taxable and tax-exempt sources, and accordingly believes that providing this measure may be useful for peer comparison purposes.

In addition to capital ratios defined by banking regulators, we also consider various measures when evaluating capital utilization and adequacy, including return on average tangible common equity, Tier 1 common equity to risk-weighted assets, tangible common equity to risk-weighted assets, tangible common equity to tangible assets, and tangible book value. These calculations are intended to complement the capital ratios defined by banking regulators for both absolute and comparative purposes. All of these measures exclude the ending balances of goodwill and other intangibles while certain of these ratios exclude preferred capital components. Because U.S. GAAP does not include capital ratio measures, we believe there are no comparable U.S. GAAP financial measures to these ratios. We believe these non-U.S. GAAP financial measures are relevant because they provide information that is helpful in assessing the level of capital available to withstand unexpected market conditions. Additionally, presentation of these measures allows readers to compare certain aspects of our capitalization to other companies. However, because there are no standardized definitions for these ratios, our calculations may not be comparable with other companies, and this may affect the usefulness of these measures to investors. Calculations of the Tier 1 common equity to risk-weighted assets ratio contained herein exclude the effect of the final Basel III capital rules adopted and issued by the Federal Reserve Board in July 2013, which are effective January 1, 2014 with compliance required January 1, 2015.

Non-U.S. GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-U.S. GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under U.S. GAAP. As a result, we encourage readers to consider our Consolidated Financial Statements in their entirety and not to rely on any single financial measure.

Non-U.S. GAAP Financial Measures
(Amounts in thousands)
(Unaudited)

The following table reconciles non-U.S. GAAP financial measures to U.S. GAAP.

	Quarters Ended
	2014			2013
	September 30	June 30	March 31	December 31	September 30
Taxable-equivalent net interest income
U.S. GAAP net interest income	$116,758	$112,351	$108,752	$108,456	$105,835
Taxable-equivalent adjustment	811	744	800	840	818
Taxable-equivalent net interest income (a)	$117,569	$113,095	$109,552	$109,296	$106,653

Average Earning Assets (b)	$14,283,920	$13,936,754	$13,564,530	$13,472,632	$13,154,557

Net Interest Margin ((a) annualized) / (b)	3.23%	3.21%	3.23%	3.18%	3.18%

Net Revenue
Taxable-equivalent net interest income	$117,569	$113,095	$109,552	$109,296	$106,653
U.S. GAAP non-interest income	30,669	30,259	26,236	26,740	27,773
Net revenue (c)	$148,238	$143,354	$135,788	$136,036	$134,426

Operating Profit
U.S. GAAP income before income taxes	$65,701	$66,818	$55,531	$54,893	$54,219
Provision for loan and covered loan losses	3,890	327	3,707	4,476	8,120
Taxable-equivalent adjustment	811	744	800	840	818
Operating profit	$70,402	$67,889	$60,038	$60,209	$63,157

Efficiency Ratio
U.S. GAAP non-interest expense (d)	$77,836	$75,465	$75,750	$75,827	$71,269
Net revenue	$148,238	$143,354	$135,788	$136,036	$134,426
Efficiency ratio (d) / (c)	52.51%	52.64%	55.79%	55.74%	53.02%

Adjusted Net Income
U.S. GAAP net income available to common stockholders	$40,527	$40,824	$34,505	$33,706	$33,058
Amortization of intangibles, net of tax	458	458	458	471	472
Adjusted net income (e)	$40,985	$41,282	$34,963	$34,177	$33,530

Average Tangible Common Equity
U.S. GAAP average total equity	$1,426,273	$1,378,581	$1,335,413	$1,300,893	$1,257,541
Less: average goodwill	94,041	94,041	94,041	94,477	94,494
Less: average other intangibles	6,996	7,749	8,506	10,074	10,865
Average tangible common equity (f)	$1,325,236	$1,276,791	$1,232,866	$1,196,342	$1,152,182

Return on average tangible common equity ((e) annualized) / (f)	12.27%	12.97%	11.50%	11.33%	11.55%

Non-U.S. GAAP Financial Measures (continued)
(Amounts in thousands)
(Unaudited)

	Nine Months Ended September 30,
	2014	2013
Taxable-equivalent net interest income
U.S. GAAP net interest income	$337,861	$312,607
Taxable-equivalent adjustment	2,355	2,407
Taxable-equivalent net interest income (a)	$340,216	$315,014

Average Earning Assets (b)	$13,931,019	$13,013,825

Net Interest Margin ((a) annualized) / (b)	3.22%	3.19%

Net Revenue
Taxable-equivalent net interest income	$340,216	$315,014
U.S. GAAP non-interest income	87,164	87,250
Net revenue (c)	$427,380	$402,264

Operating Profit
U.S. GAAP income before income taxes	$188,050	$145,050
Provision for loan and covered loan losses	7,924	27,320
Taxable-equivalent adjustment	2,355	2,407
Operating profit	$198,329	$174,777

Efficiency Ratio
U.S. GAAP non-interest expense (d)	$229,051	$227,487
Net revenue	$427,380	$402,264
Efficiency ratio (d) / (c)	53.59%	56.55%

Adjusted Net Income
U.S. GAAP net income available to common stockholders	$115,856	$89,243
Amortization of intangibles, net of tax	1,374	1,419
Adjusted net income (e)	$117,230	$90,662

Average Tangible Common Equity
U.S. GAAP average total equity	$1,380,422	$1,245,214
Less: average goodwill	94,041	94,506
Less: average other intangibles	7,745	11,640
Average tangible common equity (f)	$1,278,636	$1,139,068

Return on average tangible common equity ((e) annualized) / (f)	12.29%	10.67%

Non-U.S. GAAP Financial Measures (continued)
(Amounts in thousands)
(Unaudited)

	2014			2013
	September 30	June 30	March 31	December 31	September 30
Tier 1 Common Capital
U.S. GAAP total equity	$1,435,309	$1,397,821	$1,343,246	$1,301,904	$1,273,688
Trust preferred securities	244,793	244,793	244,793	244,793	244,793
Less: accumulated other comprehensive income, net of tax	16,236	23,406	13,147	9,844	18,323
Less: goodwill	94,041	94,041	94,041	94,041	94,484
Less: other intangibles	6,627	7,381	8,136	8,892	10,486
Less: disallowed servicing rights	42	32	32	—	—
Tier 1 risk-based capital	1,563,156	1,517,754	1,472,683	1,433,920	1,395,188
Less: trust preferred securities	244,793	244,793	244,793	244,793	244,793
Tier 1 common capital (g)	$1,318,363	$1,272,961	$1,227,890	$1,189,127	$1,150,395

Tangible Common Equity
U.S. GAAP total equity	$1,435,309	$1,397,821	$1,343,246	$1,301,904	$1,273,688
Less: goodwill	94,041	94,041	94,041	94,041	94,484
Less: other intangibles	6,627	7,381	8,136	8,892	10,486
Tangible common equity (h)	$1,334,641	$1,296,399	$1,241,069	$1,198,971	$1,168,718

Tangible Assets
U.S. GAAP total assets	$15,190,468	$14,602,404	$14,304,782	$14,085,746	$13,869,140
Less: goodwill	94,041	94,041	94,041	94,041	94,484
Less: other intangibles	6,627	7,381	8,136	8,892	10,486
Tangible assets (i)	$15,089,800	$14,500,982	$14,202,605	$13,982,813	$13,764,170

Risk-weighted Assets (j)	$14,053,735	$13,506,797	$13,160,955	$12,938,576	$12,630,779

Period-end Common Shares Outstanding (k)	78,121	78,069	78,049	77,708	77,680

Ratios:
Tier 1 common equity to risk-weighted assets (g) / (j)	9.38%	9.42%	9.33%	9.19%	9.11%
Tangible common equity to risk-weighted assets (h) / (j)	9.50%	9.60%	9.43%	9.27%	9.25%
Tangible common equity to tangible assets (h) / (i)	8.84%	8.94%	8.74%	8.57%	8.49%
Tangible book value (h) / (k)	$17.08	$16.61	$15.90	$15.43	$15.05

Glossary of Terms

Assets under management and administration (“AUMA”) - Assets held in trust where we serve as trustee or in accounts where we make investment decisions on behalf of clients. AUMA also includes non-managed assets we hold in custody for clients or for which we receive fees for advisory or brokerage services. We do not include these assets on our Consolidated Balance Sheets.

Book value - Total common equity divided by outstanding shares of common stock at end of period.

CDARS® deposit program - A deposit services arrangement that effectively achieves FDIC deposit insurance for jumbo deposit relationships. These deposits are classified as brokered time deposits for regulatory deposit purposes; however, we classify certain of these deposits as client CDARS® due to the source being our client relationships and are, therefore, not traditional ‘brokered’ time deposits. We also participate in a non-client CDARS® program that is more like a traditional brokered time deposit program.

Client deposits - Total deposits, net of non-client traditional brokered time deposits and non-client CDARS®. Client deposits also include omnibus accounts maintained by financial service companies and other firms representing underlying accounts of their customers, some of which are classified as brokered deposits for regulatory purposes.

Common equity - Total equity less preferred stock.

Covered assets - Assets acquired through an FDIC-assisted transaction that are subject to a loss share agreement and are presented separately on the Consolidated Balance Sheets.

Credit quality indicators - We have adopted an internal risk rating policy in which each loan is rated for credit quality with a numerical rating of 1 through 8. Loans rated 5 and better (1-5 ratings, inclusive) are credits that exhibit acceptable financial performance, cash flow, and leverage. We attempt to mitigate risk by loan structure, collateral, monitoring, and other credit risk management controls. Credits rated 6 are performing in accordance with contractual terms but are considered "special mention" as these credits demonstrate potential weakness that if left unresolved, may result in deterioration in the Company’s credit position and/or the repayment prospects for the credit. Borrowers rated special mention may exhibit adverse operating trends, high leverage, tight liquidity or other credit concerns. Loans rated 7 may be classified as either accruing ("potential problem") or nonaccrual ("nonperforming"). Potential problem loans, like special mention, are loans that are performing in accordance with contractual terms, but for which management has some level of concern (greater than that of special mention loans) about the ability of the borrowers to meet existing repayment terms in future periods. These loans continue to accrue interest but the ultimate collection of these loans in full is questionable due to the same conditions that characterize a 6-rated credit. These credits may also have somewhat increased risk profiles as a result of the current net worth and/or paying capacity of the obligor or guarantors or the value of the collateral pledged. These loans generally have a well-defined weakness that may jeopardize collection of the debt and are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not resolved. Although these loans are generally identified as potential problem loans and require additional attention by management, they may never become nonperforming. Nonperforming loans include nonaccrual loans risk rated 7 or 8 and have all the weaknesses inherent in a 7-rated potential problem loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently-existing facts, conditions and values, highly questionable and improbable. Special mention, potential problem and nonperforming loans are reviewed at a minimum on a quarterly basis, while all other rated credits over a certain dollar threshold, depending on loan type, are reviewed annually or more frequently as the situation warrants.

Credit valuation adjustment ("CVA") - An adjustment may need to be incorporated into the valuation of derivative instruments for nonperformance risk to include the counterparty’s credit risk and the Company’s own credit risk. This adjustment is referred to as the CVA. The CVA represents the credit component of fair value with regard to both client-based trades and the related matched trades with interbank dealer counterparties.

Efficiency ratio - Total non-interest expense divided by the sum of net interest income on a tax-equivalent basis and non-interest income. This is a non-U.S. GAAP financial measure.

Fee revenue as percent of total revenue ratio - Total non-interest income less net securities gains (losses) divided by the sum of net interest income and non-interest income less net securities gains (losses).

U.S. GAAP - Accounting principles generally accepted in the United States of America.

Net interest margin - Expressed as a percentage, net interest margin is a ratio computed as annualized taxable-equivalent net interest income divided by average interest-earning assets. The annualization of net interest income for the quarterly yield takes into consideration the interest payment convention at the product level. This is a non-U.S. GAAP financial measure.

Glossary of Terms (continued)

Net interest spread - The difference between the average yield earned on interest-earning assets on a taxable-equivalent basis and the average rate paid for interest-bearing liabilities.

Net overhead ratio - Total non-interest expense less non-interest income divided by average total assets.

Net revenue - The sum of taxable equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Non-U.S. GAAP - Certain financial measures within this document that are not formally defined by U.S. GAAP or codified in the federal banking regulations. A reconciliation of these non-U.S. GAAP financial measures may be found on the previous pages.

Operating profit - The sum of U.S. GAAP income before income taxes, provision for loan and covered loan losses and taxable-equivalent adjustment. This is a non-U.S. GAAP financial measure.

Return on average tangible common equity - Annualized net income available to common stockholders, adjusted for tax-affected amortization of intangibles, divided by average tangible common equity. Average tangible common equity equals average total equity less average goodwill, average intangible assets, and average preferred stock. This is a non-U.S. GAAP financial measure.

Risk-weighted assets - Computed by the assignment of specific risk-weights (as currently defined by the Board of Governors of the Federal Reserve System without giving effect to the final Basel III capital rules adopted and issued by the Federal Reserve Board in July 2013, which are effective January 1, 2014 with compliance required January 1, 2015) to assets and off-balance sheet instruments.

Tangible book value - Total common equity less goodwill and other intangibles divided by outstanding shares of common stock at end of period. This is a non-U.S. GAAP financial measure.

Tangible common equity to tangible assets ratio - Tangible common equity divided by tangible assets, where tangible common equity equals total equity less preferred stock, goodwill and other intangible assets and tangible assets equals total assets less goodwill and other intangible assets. This is a non-U.S. GAAP financial measure.

Taxable-equivalent net interest income - The interest income earned on certain assets is completely or partially exempt from Federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of yields and margins for all interest-earning assets, we use interest income on a taxable-equivalent basis in calculating average yields and net interest margins by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on other taxable investments. This adjustment is not permitted under U.S. GAAP on the Consolidated Income Statement.

Tier 1 common capital - Tier 1 risk-based capital, less preferred equity, less trust preferred capital securities, and less noncontrolling interests, as calculated under currently effective requirements and without giving effect to the final Basel III capital rules recently adopted and issued by the Federal Reserve Board in July 2013.

Tier 1 equity to risk-weighted assets ratio - Tier 1 common capital divided by period-end risk-weighted assets. This is a non-U.S. GAAP financial measure and for purposes of our presentation we calculate risk-weighted assets under currently effective requirements and not under the final Basel III capital rules adopted and issued by the Federal Reserve Board in July 2013, which are effective January 1, 2014 with compliance required January 1, 2015.

Tier 1 leverage ratio - Tier 1 risk-based capital divided by adjusted average total assets.

Tier 1 risk-based capital - Total equity, plus trust preferred capital securities, plus certain noncontrolling interests that are held by others; less goodwill and certain other intangible assets, less equity investments in nonfinancial companies, less ineligible servicing assets, less disallowed deferred tax assets and less net unrealized holding gains (losses) on available-for-sale equity securities, available-for-sale debt securities, and cash flow hedge derivatives.

Tier 1 risk-based capital ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets.

Total risk-based capital - Tier 1 risk-based capital plus qualifying subordinated debt, other noncontrolling interest not qualified as Tier 1, eligible gains on available-for-sale equity securities and the allowance for loan and lease losses, subject to certain limitations.

Total risk-based capital ratio - Total risk-based capital divided by period-end risk-weighted assets.